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                                                                     EXHIBIT 4.8

                            STOCK PURCHASE AGREEMENT

            This Stock Purchase Agreement (this "Agreement") is made as of this 14th day of February 2005, between Microsoft Corporation, a Washington corporation ("Microsoft"), and Avanade Inc., a Washington corporation (the "Company").

            WHEREAS, Microsoft and the Company are parties to a Promissory Note, dated May 22, 2003 for a total amount of ten million five hundred thousand dollars ($10,500,000.00) (the "Note"); and

            WHEREAS, Microsoft wishes to purchase and the Company wishes to sell 1,136,127 shares of the Company's Series A Preferred Stock, par value $.0001 per share ("Avanade Series A Preferred") for which the Company is the record and beneficial owner (the "Purchased Shares"); and

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1.    Purchase and Sale.

            1.1. Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, the Company will sell to Microsoft, and Microsoft will purchase from the Company, at the Closing (as hereinafter defined) the Purchased Shares, at a per share purchase price of four dollars and ninety-seven cents ($4.97) per share of Avanade Series A Preferred for an aggregate purchase price of five million six hundred forty six thousand five hundred fifty-one dollars and nineteen cents ($5,646,551.19) (the "Purchase Price").

            1.2. Purchase Price. The Purchase Price will be payable by cancellation of five million six hundred forty six thousand five hundred fifty-one dollars and nineteen cents ($5,646,551.19) of the total amount of the Note effective as of the Closing.

            1.3. Payment of Remaining Balance. The remaining balance on the Note of four million eight hundred fifty three thousand four hundred forty-eight dollars and eighty-one cents ($4,853,448.81) (the "Remaining Balance") will be paid at Closing by the Company. Microsoft acknowledges that no interest is payable on the Note. In connection with the Closing, that certain loan agreement, dated May 22, 2003 between Gregory A. Sullivan Consultants Ltd., the Company, and Microsoft (the "Loan Agreement") shall be canceled and become null and void and without further force and effect. Microsoft shall release any and all further claims under such Loan Agreement and acknowledges that the payment it receives under
      Section 1.2 and this Section 1.3 constitutes payment in full under the Note and the Loan Agreement.

            1.4. Closing. The closing of the sale and purchase of the Purchased Shares shall take place at 9:00 a.m. (Pacific time) on February 14, 2005 at the offices of Perkins Coie LLP, 1201 Third Avenue, Suite 4800, Seattle, WA, or at such other date, time and place as Microsoft and the Company shall mutually agree, orally or in writing (which time and place are designated as the "Closing").

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            1.5. Closing Deliveries and Conditions.

            (a) The following deliveries shall be made as part of the Closing:

            (i) At the Closing, Microsoft shall deliver the cancelled Note to the Company; and

            (ii) At the Closing, the Company shall deliver to Microsoft (i) the certificates representing the Purchased Shares; and (ii) the Remaining Balance by wire transfer in accordance with written instructions provided by Microsoft.

            (b) The obligation of Avanade to deliver the Purchased Shares and the Remaining Balance and the obligation of Microsoft to deliver the cancelled note provided for herein are subject to the satisfaction or waiver of the following conditions on or prior to the date of the Closing:

            (i) The Third Amended and Restated Contribution and Stockholders Agreement among the Company and certain of its stockholders, dated as of the date hereof (the "Contribution Agreement"), shall have been executed by each of Microsoft, Accenture Ltd and Accenture International Sarl simultaneously with the execution of this Agreement and such Contribution Agreement shall be in full force and effect.

      2. Representations and Warranties of the Company. The Company represents and warrants to Microsoft as follows:

            2.1.

            (a) The Company is duly organized, validly existing and in good standing under the laws of its state of incorporation. The Company has full corporate power and authority to execute and deliver this Agreement and to issue the Purchased Shares and perform its obligations hereunder. This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company.

            (b) The Purchased Shares to be issued pursuant to this Agreement have been duly authorized and will be duly, validly issued, fully paid and nonassessable.

            (c) None of the execution, delivery or performance of this Agreement or the issuance of the Purchased Shares by the Company will conflict with the articles of incorporation or the bylaws or result in breach of any terms or provisions of, or constitute a default under, any contract, agreement or instrument to which the Company is a party or by which the Company is bound.

            2.2. Consents; Nonviolation. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) require the consent, license, permit, waiver, approval, authorization or other action of, by or with respect to, or registration, declaration or filing with any court or governmental authority, department, commission, board, bureau, agency or instrumentality, domestic or foreign ("Governmental Authority") or any other person, domestic or foreign, (b) violate or conflict with the provisions of the articles of incorporation or bylaws of the Company or (c) constitute a

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default (with or without notice or lapse of time, or both) under, violate or conflict with, or give rise to a right of termination, cancellation or acceleration or to loss of a material benefit under any: statute, law, ordinance, rule, regulation or policy of any federal, state or local Governmental Authority ("Law"); material contract; permit, license, consent, order, certificate, registration, authorization or approval for, or agreement with, any Governmental Authority ("Permit"); or order, judgment, writ, injunction, decree, ruling or decision ("Order"); to which the Company is a party or by which the Company or its respective properties are bound.

            2.3 Information Supplied. All of the information furnished by Company to Microsoft in connection with Microsoft's acquisition of the Series A Preferred shares is accurate and complete, in all material respects.

      3. Representations and Warranties of Microsoft. Microsoft hereby represents and warrants to the Company that as of the date hereof and as of the
Closing:

            3.1. Organization; No Conflict

            (a) Microsoft is duly organized, validly existing and in good standing under the laws of its state of incorporation. Microsoft has full corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly executed and delivered by Microsoft and constitutes a valid and legally binding obligation of Microsoft.

            (b) None of the execution, delivery or performance of this Agreement by Microsoft will conflict with its articles of incorporation or bylaws or result in breach of any terms or provisions of, or constitute a default under, any contract, agreement or instrument to which Microsoft is a party or by which Microsoft is bound.

            3.2. Consents; Nonviolation. The execution and delivery of this Agreement and the consummation by Microsoft of the transactions contemplated hereby do not and will not (a) require the consent, license, permit, waiver, approval, authorization or other action of, by or with respect to, or registration, declaration or filing with any Governmental Authority or any other person, domestic or foreign, (b) violate or conflict with the provisions of any of the certificate of incorporation or bylaws of Microsoft or (c) constitute a default (with or without notice or lapse of time, or both) under, violate or conflict with, or give rise to a right of termination, cancellation or acceleration or to loss of a material benefit under any Law, Permit or Order to which Microsoft is a party or by which Microsoft or its properties are bound.

            3.3. Investment. Microsoft acknowledges that this Agreement is being entered into by the Company in reliance upon Microsoft's representation to the Company, which by Microsoft's execution of this Agreement Microsoft hereby confirms, that the Purchased Shares to be acquired by Microsoft hereunder will be acquired for investment for Microsoft's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part hereof, and that Microsoft has no present intention of selling or granting any participation in, or otherwise distributing the same. By executing this Agreement, Microsoft further represents that Microsoft does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Purchased Shares. Microsoft understands that the Purchased Shares are not registered under the Securities Act of 1933, as amended (the "Securities Act") on the ground that the transfer

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provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act, and that the Company's reliance on such exemption is predicated on Microsoft's representations set forth herein.

            3.4. Receipt of Information. Microsoft has received all the information Microsoft considers necessary or appropriate for deciding whether to acquire the Purchased Shares. Microsoft has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Purchased Shares and the financial condition of the Company.

            3.5. Accredited Investor; Investment Experience. Microsoft is an accredited investor within the definition of Regulation D of the Securities Act. Microsoft is experienced in evaluating and investing in private placement transactions of securities of companies and acknowledges that Microsoft is able to fend for itself, can bear the economic risk of Microsoft's investment, and has such knowledge and experience in financial and business matters that Microsoft is capable of evaluating the merits and risks of the investment in the Purchased Shares and can afford a complete loss of its investment.

            3.6. Restricted Securities. Microsoft understands that the Avanade Series A Preferred shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Purchased Shares or an available exemption from registration under the Securities Act, the Purchased Shares must be held indefinitely. In particular, Microsoft is aware that the shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Microsoft shall not sell, transfer or otherwise dispose of any Purchased Shares except in a manner fully consistent with its representations contained in this Section 2 and otherwise in full compliance with the terms and conditions of this Agreement, including without limitation, Section 4 hereof, and the provisions of applicable law. Microsoft understands that the Company is under no obligation to register any of the Purchased Shares.

            3.7. No Brokers or Finders. Neither Microsoft and any of its respective affiliates nor Avanade and any of its respective affiliates has entered or will enter into any agreement pursuant to which the Company will be liable, as a result of the transactions contemplated by this Agreement, for any claim of any person for any commission, fee or other compensation as finder or broker.

            3.8. Legends.

            (a) Each certificate or other document evidencing any of the Purchased Shares shall be endorsed with the legends set forth below:

            (i) "THE SHARES OF PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE THIRD AMENDED AND RESTATED CONTRIBUTION AND STOCKHOLDERS AGREEMENT AMONG ACCENTURE, MICROSOFT AND AVANADE (THE "COMPANY") DATED FEBRUARY ___, 2005, AS MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE,

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            HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY
            THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT."

            "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAW AND, ACCORDINGLY, MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF (COLLECTIVELY, A TRANSFER) UNLESS SUCH TRANSFER IS MADE PURSUANT TO A REGISTRATION STATEMENT OR POST-EFFECTIVE AMENDMENT THERETO EFFECTIVE UNDER THE SECURITIES ACT OR SUCH TRANSFER IS EXEMPT FROM OR NOT SUBJECT TO THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT AND THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION."

            (ii) Any other legend imposed or required by the Company's regulations or applicable state securities or corporations laws.

            (b) The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration or qualification of legend.

            (c) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

      4. Miscellaneous.

            4.1. Expenses. Each party shall bear all of its own expenses (including without limitation all counsel's fees and accountant's fees) incurred by such party in connection with the transactions contemplated by this Agreement.

            4.2. Survival. All representations, warranties, covenants and agreements contained in or made pursuant to this Agreement or contained in any certificate delivered pursuant to this Agreement, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any party hereto, and shall survive the consummation of the transactions contemplated hereby.

            4.3. Assignment; No Third Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any rights or obligations hereunder shall be assigned or delegated by either party hereto other than to a wholly owned subsidiary

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without the prior written consent of the other. This Agreement is not intended to confer upon any person or entity other than the parties and their permitted assigns any rights or remedies.

            4.4. Amendment; Waiver. This Agreement may be amended only by a written instrument signed by each of the parties hereto. No provision of this Agreement may be extended or waived orally, but only by a written instrument signed by the party against whom enforcement of such extension or waiver is sought.

            4.5 APPLICABLE LAW. THE LAWS OF THE STATE OF WASHINGTON SHALL GOVERN THE INTERPRETATION, VALIDITY AND PERFORMANCE OF THE TERMS OF THIS AGREEMENT, REGARDLESS OF THE LAW THAT MIGHT BE APPLIED UNDER PRINCIPLES OF CONFLICTS OF LAW.

            4.6. Notices. All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given on the date of delivery, if delivered personally or by overnight courier, or five days after mailing, if sent by registered or certified mail (return receipt requested, postage prepaid), to the party to whom it is directed at the following address (or at such other address as any party hereto shall hereafter specify by notice in writing to the other parties hereto):

      If to Microsoft, to it at the following address:

            One Microsoft Way
            Redmond, Washington 98052
            Attention: Chief Financial Officer
            Facsimile: Number Redacted

            with a copy to:

            One Microsoft Way
            Redmond, Washington 98052
            Attention: Deputy General Counsel, Finance and Operations
            Facsimile: Number Redacted

      If to the Company, to it at the following address:

            2211 Elliott Avenue
            Seattle, Washington 98121
            Attention: Mark Voigts, General Counsel
            Facsimile: Number Redacted

            with a copy to:

            Perkins Coie LLP
            1201 Third Avenue, Suite 4800
            Seattle, WA 98101
            Attention: Ben Straughan
            Facsimile: Number Redacted

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            4.7. Integration. This Agreement and the documents referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to their subject matter and supersede all prior agreements and understandings between the parties with respect to their subject matter.

            4.8. Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The parties agree to negotiate in good faith to replace any provision so prohibited or invalidated with another provision having the same effect (economically and otherwise) to the extent permitted under applicable law.

            4.9. Headings. The section and other headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

            4.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

                    [Signatures Appear On The Following Page]

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            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                                MICROSOFT CORPORATION

                                                By: ____________________________
                                                    Name:
                                                    Title:

                                                AVANADE INC.

                                                By: ____________________________
                                                    Name:
                                                    Title: